Exhibit 99.1

October 20, 2014

ShoreTel Confirms Receipt of Unsolicited Proposal From Mitel

Advises Stockholders to Take No Action at This Time

SUNNYVALE, Calif., October 20, 2014 –ShoreTel® (NASDAQ: SHOR), the leading provider of brilliantly simple phone systems and unified communications solutions, today confirmed that it has received an unsolicited proposal from Mitel Networks Corporation (NASDAQ: MITL) (“Mitel”) to acquire all of the outstanding shares of the Company for $8.10 per share in cash (the “Proposal”).

Consistent with its fiduciary duties, ShoreTel’s board of directors, in consultation with its financial and legal advisors, will carefully review and evaluate the Proposal and determine the course of action that it believes is in the best interest of the Company’s stockholders. ShoreTel advises stockholders not to take any action at this time pending the review of the Proposal by the Company’s board of directors.

Blackstone Advisory Partners L.P. is serving as financial advisor and Fenwick & West LLP is serving as legal counsel to ShoreTel.

As previously announced, ShoreTel will release the financial results for its first quarter of fiscal 2015 ended September 30, 2014, following the close of the market on Thursday, October 23, 2014.

About ShoreTel

ShoreTel, Inc. (NASDAQ: SHOR) is a leading provider of brilliantly simple IP phone systems and unified communications solutions. Its award-winning on-premises IP-PBX solution and cloud-based hosted phone system eliminate complexity and improve productivity. Recognized for its industry-leading customer experience and support, ShoreTel’s innovative business phones, application integration, collaboration tools, mobility, and contact center applications enable users to communicate and collaborate no matter the time, place or device, with minimal demand on IT resources. ShoreTel is headquartered in Sunnyvale, Calif., and has regional offices and partners worldwide. For more information, visit www.shoretel.com.

Investor Contact:
Barry Hutton
Director, Investor Relations
408-962-2573
bhutton@shoretel.com

Media Contact:
Joele Frank, Wilkinson Brimmer Katcher
Matthew Sherman
212-355-4449
Jed Repko/Eric Brielmann
415-869-3950